SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 27, 2012

HOUSTON AMERICAN ENERGY CORP.
(Exact name of registrant as specified in Charter)

Delaware	1-32955	76-0675953
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

801 Travis Street, Suite 1425 Houston, Texas 77002
(Address of Principal Executive Offices)(Zip Code)

713-222-6966
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 28, 2012, Houston American Energy Corp. (the "Company") issued a press release announcing that Houston American Energy provided an operational update on the Cachirre #1 well.  The Cachirre #1 well was drilled to a total measured depth of 9,486 feet.  Upon completion of drilling the well and initial testing, Houston American Energy Corp. has made an election to commence testing the C-9 sand in the well.  Houston American Energy Corp. will test the C-9 sand on a “sole risk” basis, bearing the full cost of testing and the potential completion of the well.  If the well is successful, Houston American will have the right to all production from the well until it recoups 900% of its testing and completion cost.  Test results on the C-9 sand are expected to be available in approximately ten days and will be announced when available.

SK Innovation Co. Ltd. and Gulf United Energy Inc. have elected to cease testing the Cachirre #1 well and therefore would propose to abandon the well at this point in time.  Houston American Energy Corp. disagrees with this decision and believes the C-9 sand should be tested.  The other objective sands in the well have been deemed to be non productive by Houston American Energy.  The press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated June 28, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSTON AMERICAN ENERGY CORP.

Dated: June 28, 2012
	By:	/s/ John F. Terwilliger
John F. Terwilliger
Chief Executive Officer